                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549
                                FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:
      Eugene Mallette, 1177 Alpine Air Way, Provo, Utah 84601

2.   Issuer Name and Ticker or Trading Symbol:
        Alpine Air Express, Inc., "ALPE"

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: December 31, 2002

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below (X) 10% Owner ( ) Other
     Title: Chief Executive Officer

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year): December 31, 2002
2A. Deemed Execution Date, If Any (Month/Day/Year) NA-Gift
3. Transaction Code:    Code:   G
4. Securities Acquired (A) or Disposed of (D): Amount: (D) 35,000
5. Amount of Securities Beneficially Owned at End of Month: 8,248,655 (D)
                                                            1,004,500 (I)
6. Ownership Form:  Direct (D) or Indirect (I): D and I
7. Nature of Indirect Beneficial Ownership: The shares owned indirectly are owned in a family partnership and by Mr. Mallette's children.

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
1. Title of Derivative Security:
2. Conversion or Exercise Price of Derivative Security:
3. Transaction Date (Month/Day/Year):
3A. Deemed Execution Date, If any (Month/Day/Year)
4. Transaction Code:
5. Number of Derivative Securities Acquired (A) or Disposed of (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
7. Title and Amount of Underlying Securities:
8. Price of Derivative Security:
9. Number of Derivative Securities Beneficially Owned at End of Month: 55,417
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11.  Nature of Indirect Beneficial Ownership: NA

Explanation of Responses:
Signature of Reporting Person:
/s/
-----------------------------
Eugene R. Mallette
Date:     January 6, 2002